Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-92041, 333-92376 and 333-151022 on Form S-8 and No. 333-72536 on Form S-3 of our reports dated February 24, 2010, relating to the consolidated financial statements and financial statement schedule of World Wrestling Entertainment, Inc. and subsidiaries, and the effectiveness of World Wrestling Entertainment, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of World Wrestling Entertainment, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche, LLP

Stamford, CT

February 24, 2010